Appvion Reports First Quarter 2015 Results

APPLETON, Wis., May 11, 2015 /PRNewswire/ -- Appvion's first quarter 2015 net sales of $195.6 million decreased 4.0% compared to first quarter 2014. Encapsys net sales increased $1.3 million, or 9.0%, while sales to external customers rose 13.6%. Thermal papers net sales of $94.6 million were $10.9 million lower than first quarter 2014. Carbonless papers net sales of $89.3 million were 1.5% higher than prior year.

Appvion reported first quarter 2015 operating income of $8.8 million compared to $14.5 million during first quarter 2014. Current quarter operating income was adversely impacted by unfavorable pricing for thermal receipt paper due to competition from international producers.

The Company reduced manufacturing costs $4.5 million compared to the prior year quarter despite $2.1 million of additional manufacturing costs resulting from unplanned downtime of the recovery boiler and an electrical substation at the mill in Roaring Spring, Pennsylvania. Selling, general and administrative (SG&A) expenses were lower than in first quarter 2014 largely due to lower distribution costs. Current quarter operating income was unfavorably impacted by $1.5 million of retiree benefits mark-to-market loss. Prior year operating income included $2.7 million of retiree benefits mark-to-market gain.

Lower prices and volume for thermal receipt paper offset benefits of growth from Encapsys and carbonless segments

Mark Richards, Appvion's chairman, president and chief executive officer, stated that Encapsys continued to deliver strong sales growth from external customers. Operating income for first quarter 2015 grew more than 12% to $4.5 million compared to the same period last year.

Richards noted that the success of the Encapsys product development process helped drive improved product mix and increased volume for first quarter 2015. "Our approach to microencapsulation uses a unique combination of art, science and experience that enables us to explore and deliver custom solutions," Richards said. "The success of that collaborative approach continues to attract new customers as we expand our sales and support to our current customers."

Net sales for the Company's thermal paper business declined approximately 10% and volume dropped nearly 3% compared to first quarter 2014 primarily due to disappointing results from the Company's thermal point of sale receipt paper business. Thermal receipt paper shipments declined nearly 9% compared to first quarter 2014 while prices were significantly lower due to competition from international thermal paper producers. Volume for tag, label, and entertainment (TLE) products increased 2% compared to first quarter 2014.

Richards said the Company's carbonless segment benefited from sales that rose nearly 2% due to improved price and product mix as well as continued volume growth for the Company's specialty paper products. As a result, volume for the carbonless segment remained stable for the ninth consecutive quarter. Volume increased slightly compared to first quarter 2014 as well as to fourth quarter 2014.

Richards noted the Company's manufacturing operations improved nearly $6.6 million due to lower input and utility costs, reduced manufacturing spending for thermal operations, and lower employee and benefit costs. These improvements were partially offset by the $2.1 million cost of the unplanned downtime of the Roaring Spring mill's recovery boiler and electrical substation.

In addition, the Company recently completed its transition to Domtar base stock which allows its R&D staff more time to focus on product innovation projects and cost reduction processes.

Richards added that the Company seeks to improve earnings by improving manufacturing performance and aggressive cost management. The Company reduced operating working capital approximately $9 million during first quarter 2015 and approximately $34 million year-on-year.

First Quarter Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 5, 2015	March 30, 2014	April 5, 2015	March 30, 2014

Encapsys	$ 15.8	$ 14.5	$ 4.5	$ 4.0
Thermal Papers Carbonless Papers Other (Unallocated) Intersegment	94.6 89.3 -- (4.1)	105.5 88.0 -- (4.2)	(1.7) 8.8 (2.2) (0.6)	3.7 9.2 (1.8) (0.6)
	$ 195.6	$ 203.8	$ 8.8	$ 14.5

Encapsys
First quarter 2015 net sales of $15.8 million were 9.0% higher than first quarter 2014 net sales. Sales to external customers rose 13.6%. First quarter operating income of $4.5 million was 12.5% higher than first quarter last year. Improved product mix was offset slightly by higher SG&A expense.

Thermal Papers
Current quarter thermal papers net sales of $94.6 million declined 10.3% compared to prior year net sales of $105.5 million. Shipment volumes were approximately 3% lower than first quarter 2014. First quarter 2015 shipments of TLE products were approximately 2% higher than the prior year quarter while current quarter shipments of receipt paper were nearly 9% lower than in 2014. Current year operating loss was $1.7 million compared to first quarter 2014 operating income of $3.7 million largely due to lower pricing for thermal receipt papers resulting from foreign competition. Lower thermal point of sale receipt paper prices and a weaker Euro negatively affected first quarter 2015 results by $7.9 million. Unfavorable pricing was partially offset by lower manufacturing costs and reduced SG&A.

Carbonless Papers
First quarter 2015 carbonless net sales totaled $89.3 million, an increase of $1.3 million, or 1.5% from the prior year. Overall shipment volumes increased slightly compared to first quarter 2014. Operating income for the current quarter was $8.8 million compared to operating income of $9.2 million earned in first quarter 2014. Current year operating results include $2.1 million of additional manufacturing costs resulting from unplanned downtime for the recovery boiler and an electrical substation at the Roaring Spring mill. This was offset by favorable pricing and product mix and lower SG&A spending.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Current year expenses of $2.2 million increased $0.4 million compared to 2014.

Balance Sheet
At the end of first quarter 2015, the Company held cash balances of $2.3 million compared to cash balances of $2.7 million at year-end 2014. Net debt was $587.5 million compared to $589.5 million at year-end 2014. In addition, the Company invested $2.0 million in capital projects.

Outlook
Richards said the Company expects sales and earnings growth from Encapsys to continue as the segment increases sales of new products like EnFinit® encapsulated phase change materials into new markets and continues to serve growing demand for its microencapsulated products from current customers. The Company plans to begin a capacity expansion of its Portage microencapsulation plant in the second half of 2015 to accommodate the forecasted growth.

Richards said the Company anticipates renewed sales and volume growth for its thermal TLE products, based on planned new product introductions for 2015 and expanded and accelerated development efforts now that the Company's conversion to the use of Domtar base paper is complete.

Competition from international producers will continue to put downward pressure on prices for thermal receipt paper compared to the same period last year.

Forecasted sales for the Company's expanding portfolio of specialty papers will partially offset declines from the Company's traditional carbonless products.

Richards said second quarter earnings will reflect the cost of the annual maintenance shutdown of the Roaring Spring mill. This year's shutdown will be extended by two weeks to complete additional repairs to the recovery boiler. The Company estimates the cost to complete the combined maintenance projects to be approximately $6 million versus historical costs of $3.5 - $4.0 million for the scheduled annual shutdown.

Continued improvements to manufacturing performance, including the impact of the extended maintenance shutdown, are forecasted to reduce cost and drive earnings improvement throughout 2015. Richards also noted the Company is on track to reduce operating working capital by $10 - $20 million during 2015.

Earnings release conference call
Appvion will host a conference call to discuss its first quarter 2015 results on Tuesday, May 12, 2015, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless, security, colored bond, inkjet and digital specialty papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net (loss) income of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	April 5, 2015	March 30, 2014

Net sales	$ 195.6	$ 203.8
Cost of sales	156.6	157.5

Gross profit	39.0	46.3

Selling, general and administrative expenses	30.2	31.8

Operating income	8.8	14.5

Other expense
Interest, net	12.8	12.3
Foreign exchange loss	1.4	0.1
Other expense	0.3	--

(Loss) income before income taxes	(5.7)	2.1

Provision for income taxes	0.1	0.1

Net (loss) income	$ (5.8)	$ 2.0

Other Financial Data:

Depreciation and amortization	$ 7.5	$ 7.4

Table 2

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	April 5, 2015	January 3, 2015

Cash and cash equivalents	$ 2.3	$ 2.7
Accounts receivable	55.0	49.8
Inventories	92.1	94.3
Other current assets	5.0	6.8
Total current assets	154.4	153.6

Property, plant and equipment, net	232.0	236.5

Other long-term assets	59.1	59.2

Total assets	$ 445.5	$ 449.3

Accounts payable	$ 69.4	$ 57.7
Other current liabilities	58.8	66.7
Total current liabilities	128.2	124.4

Long-term debt	585.0	587.4

Other long-term liabilities	170.6	168.4

Total equity	(438.3)	(430.9)

Total liabilities & equity	$ 445.5	$ 449.3

Table 3

Appvion, Inc.
Adjusted EBITDA
(dollars in millions) (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	April 5, 2015	March 30, 2014

Net (loss) income	$ (5.8)	$ 2.0

Add:
Interest expense, net	12.8	12.3
Provision for income taxes	0.1	0.1
Depreciation	6.9	6.8
Amortization	0.6	0.6
Foreign exchange loss	1.4	0.1
Other expense	0.3	--

EBITDA	16.3	21.9

Mark-to-market accounting for retiree benefits expense	1.5	(2.7)
Severance	0.6	--
Fox River, ITC & other legal fees	--	0.3
ESOP contributions and issuances	0.7	0.6

Adjusted EBITDA	$ 19.1	$ 20.1

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CONTACT: Media Contact: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com